UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 7, 2011 (March 7, 2011)

Duff & Phelps Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33693	20-8893559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 East 52nd Street, New York, New York	10055
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 871-2000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On March 7, 2011, we announced that Jacob Silverman, executive vice president and chief financial officer of Duff & Phelps Corporation (the “Company”), has assumed the role as leader of the Company’s investment banking segment, effective immediately.  Mr. Silverman will continue to oversee corporate development for the company and will remain a part of the Company’s executive committee.

(c)           The Company also announced that Patrick M. Puzzuoli will assume the role of executive vice president and chief financial officer.  Mr. Puzzuoli, 40, was previously the Company’s managing director of finance from 2008 to present, and director of finance and controller for the Company and its predecessor entities from 2004 to 2008.  In his previous roles, Mr. Puzzuoli was responsible for building and maintaining the Company’s and its predecessor entities’ finance organization and overseeing the Company’s SOX and other internal control processes.

In connection with his appointment, Mr. Puzzuoli has agreed to terms of employment which provide for an annual base salary of $350,000 and cash and equity incentive compensation to be determined by the compensation committee of the board of directors of the Company (the “Compensation Committee”).

Also in connection with his appointment, Mr. Puzzuoli has entered into a letter agreement with the Company (the “Letter Agreement”) defining certain terms of his employment in the event he is terminated without “Cause” (as defined in the Letter Agreement).  Upon the occurrence of a termination without Cause by the Company, Mr. Puzzuoli’s severance compensation includes payment of an amount equal to (a) any accrued but unpaid salary as payable through such date of termination plus (b) his annual base salary as of the effective date of such termination.  Mr. Puzzuoli will also be entitled to receive payment of costs for COBRA medical and dental benefit continuation coverage for a period of up to one year following his termination without Cause.  In addition, in the event his employment with the Company is terminated other than for Cause prior to the first anniversary of the date of the Letter Agreement, Mr. Puzzuoli’s severance compensation will include an additional lump sum payment equal to the pro-rated amount of his target cash incentive compensation for the portion of any period for which his cash incentive compensation has not yet been paid.

In the event of a termination of Mr. Puzzuoli’s employment other than for Cause within 18 months of a Change in Control (as defined in the Letter Agreement) of the Company, in addition to amounts due in accordance with the preceding paragraph, his severance compensation includes payment of an amount equal to (a) 100% of his then target cash annual bonus (as determined from time to time by the Compensation Committee) plus (b) full and immediate vesting of any equity or equity-based awards (including stock options) then held by Mr. Puzzuoli.

A copy of the Letter Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The press release announcing Mr. Silverman’s reassignment and Mr. Puzzuoli’s appointment as chief financial officer is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits.

10.1	Letter Agreement, dated March 7, 2011, between the Company and Patrick M. Puzzuoli.

99.1	Press Release, dated March 7, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUFF & PHELPS CORPORATION

By:	/s/ Edward S. Forman
Name:	Edward S. Forman
Title:	Executive Vice President, General Counsel
and Secretary

Dated: March 7, 2011

DUFF & PHELPS CORPORATION
CURRENT REPORT ON FORM 8-K
Report dated March 7, 2011

EXHIBIT INDEX

Exhibit No.                                Description

10.1          Letter Agreement, dated March 7, 2011, between the Company and Patrick M. Puzzuoli.

99.1          Press Release, dated March 7, 2011.